Exhibit (j)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Counsel and Independent Auditors" and to the use of our report on Dreyfus Institutional Cash Advantage Fund and Dreyfus Institutional Cash Advantage Plus Fund dated May 24, 2002, in this Registration Statement (Form N-1A No. 333-86182 and No. 811-21075) of Dreyfus Institutional Cash Advantage Funds.

ERNST & YOUNG LLP

New York, New York
May 24, 2002